Exhibit 10.51

EXECUTION COPY

CREDIT AND SECURITY AGREEMENT

BY AND BETWEEN

CAL EX TRADING COMPANY,

as Borrower

and

WELLS FARGO BUSINESS CREDIT, INC.,

as Lender

August 20, 2003

i

CREDIT AND SECURITY AGREEMENT

Dated as of August 20, 2003

CAL EX TRADING COMPANY, a Delaware corporation (“Borrower”), and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (“Lender”), hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Definitions.  For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the meanings assigned to them in this Section or in the Section referenced after such term:

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“Accounts” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the UCC), and any and all supporting obligations in respect thereof.

“Advance” means a Revolving Advance.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Agreement” means this Credit and Security Agreement.

“Aggregate Face Amount” has the meaning given in Sections 2.13(c).

“Apio” means Apio, Inc., a Delaware corporation.

“Apio Cooling” means Apio Cooling, a California limited partnership.

“Apio Loan” has the meaning of “Advance” under the Apio Loan Agreement.

“Apio Loan Agreement” means that certain Credit and Security Agreement, dated as of even date herewith, between Apio and Lender.

“Apio Loan Documents” has the meaning of “Loan Documents” under the Apio Loan Agreement.

“Apio Obligations” has the meaning of “Obligations” under the Apio Loan Agreement.

“Availability” means the difference of (i) the Borrowing Base and (ii) the sum of (A) the outstanding principal balance of the Revolving Note, and (B) the L/C Amount.

“Banking Day” means a day on which the Federal Reserve Bank of San Francisco is open for business.

“Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time.

“Base Rate” means the rate of interest publicly announced from time to time by Wells Fargo Bank at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo Bank’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for loans making reference thereto.

“Book Net Worth” means the aggregate of the common and preferred stockholders’ equity in the Companies, determined in accordance with GAAP.

“Borrower Agreement” means that certain Borrower Agreement, dated as of even date herewith, between Borrower and Ex-Im Bank, and acknowledged by Lender.

“Borrowing Base” means at any time the lesser of:

(a)                                  the Maximum Line; or

(b)                                 85% of Eligible Export-Related Accounts Receivable less the amount of (x) the Dilution Reserve, if any, and (y) the Grower Reserve; provided, however, Lender may reduce the advance rate on, or create additional reserves against, the Eligible Export Related Accounts Receivable, in its sole and absolute discretion, without declaring an Event of Default if it reasonably determines that there has occurred a Material Adverse Effect; provided, further, however, if the circumstances described in Section 7.1(w) have occurred and are continuing, then the advance rate on the Eligible Export-Related Accounts Receivable shall be reduced from 85% to 75% until such circumstances are no longer continuing.

“Buyer” means a Person that has entered into one or more Export Orders with Borrower.

“Capital Expenditures” means for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions thereto, which are capitalized on Borrower’s balance sheet.

“Change of Control” means the occurrence of any of the following events:

(a)                                  any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty-five percent of the voting power of all classes of voting stock of Borrower.

(b)                                 During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of Borrower (together with any new Directors whose election to such board of Directors, or whose nomination for election by the owners of Borrower, was approved by a vote of 66-2/3% of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of Borrower then in office.

(c)                                  Either Nick Tompkins or Gregory S. Skinner shall cease to actively manage Borrower’s day-to-day business activities, unless a successor reasonably acceptable to Lender has been identified within 120 days of such cessation and is in place and actively so managing within 180 days of the date of such cessation.

“Collateral” means all of Borrower’s Accounts, chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Lender; (vii) all sums on deposit in the Special Account; and (viii) proceeds of any and all of the foregoing.

“Collateral Account” means the “Lender Account” as defined in the Lockbox and Collection Account Agreement.

“Commitment” means Lender’s commitment to make Advances to, and to cause the Issuer to issue Letters of Credit for the account of, Borrower pursuant to Article II.

“Companies” means Borrower, Apio and Apio Cooling.

“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Costs” means all expenditures or obligations incurred and the value of all assets expended in the manufacture or provision of Items.

“Country Limitation Schedule” means the schedule published from time to time by Ex-Im Bank and provided to Borrower by Lender which sets forth on a country by country basis whether and under what conditions Ex-Im Bank will provide coverage for the financing of export transactions to the countries listed.

“Credit Facility” means the credit facility being made available to Borrower by Lender under Article II.

“Current Maturities of Long Term Debt” means, as of the date of determination, the amount of the Companies’ consolidated long-term Indebtedness and capitalized leases, which became due during the applicable period ending on such date.  For the purposes of this calculation, any Indebtedness with payment terms in excess of 90 days, the payment will be adjusted to a 90 day payment equivalent. In addition, the applicable payment related to the IBM capital lease that is supported by a letter of credit at Bank of America will not be included.

“Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“Debarment Regulations” means, collectively, (a) the Governmental Debarment and Suspension (Nonprocurement) regulations (Common Rule), 53 Fed. Reg. 19204 (May 26, 1988), (b) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400-9.409, and (iii) the revised Governmentwide Debarment and Suspension (Nonprocurement) regulations (Common Rule), 60 Fed. Reg. 33037 (June 26, 1995).

“Debt Service Coverage Ratio” means, as of the date of determination, the ratio of (i) the sum of (A) Funds from Operations and (B) Interest Expense minus (C) unfinanced Capital Expenditures to (ii) the sum of (A) Current Maturities of Long Term Debt and (B) Interest Expense.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date that such Default or Event of Default has been cured or waived, as determined by Lender in its sole and absolute discretion.

“Default Rate” means an annual interest rate equal to three percent (3%) over the Floating Rate, which interest rate shall change when and as the Floating Rate changes.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the calendar year-to-date period ending on the date of determination, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts during such period, by (b) Borrower’s sales during such period (excluding extraordinary items) plus the Dollar amount of clause (a).

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 5%.

“Director” means a director of Borrower.

“Dollars” or “$” means lawful currency of the United States of America.

“Eligible Export-Related Accounts Receivable” means an Export-Related Account Receivable excluding, however, any Export-Related Account Receivable:

(a)                                  that portion of Accounts which are more than sixty (60) days past the stated due date or unpaid one hundred twenty (120) days or more after the invoice date;

(b)                                 that does not arise from the sale of Items in the ordinary course of Borrower’s business;

(c)                                  that is not subject to a valid, perfected first priority Lien in favor of Lender;

(d)                                 as to which any covenant, representation or warranty contained in the Loan Documents with respect to such Account has been breached;

(e)                                  that is not owned by Borrower or is subject to any right, claim or interest of another Person other than the Liens in favor of Lender;

(f)                                    with respect to which an invoice has not been sent;

(g)                                 that arises from the sale of defense articles or defense services;

(h)                                 that is due and payable from a Buyer located in a country with which Ex-Im-Bank is prohibited from doing business as designated in the Country Limitation Schedule;

(i)                                     that does not comply with the requirements of the Country Limitation Schedule;

(j)                                     that arises from a sale of goods to or performance of services for an employee of Borrower, a stockholder of Borrower, a subsidiary of Borrower, a Person with a controlling interest in Borrower or a Person which shares common controlling ownership with Borrower;

(k)                                  that is backed by a letter of credit unless the Items covered by the subject letter of credit have been shipped;

(l)                                     that Lender or Ex-Im Bank, in its reasonable judgment, deems uncollectible for any reason;

(m)                               that is due and payable in a currency other than Dollars, except as may be approved in writing by Ex-Im Bank;

(n)                                 that is due and payable from a military Buyer, except as may be approved in writing by Em-Im Bank;

(o)                                 that does not comply with the terms of sale set forth in Section 7 of the Loan Authorization Notice;

(p)                                 that is due and payable from a Buyer who (i) applies for, suffers, or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or calls a meeting of its creditors, (ii) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (iii) makes a general assignment for the benefit or creditors, (iv) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) is adjudicated as bankrupt or insolvent, (vi) files a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesces to, or fails to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) takes any action for the purpose of effecting any of the foregoing;

(q)                                 that arises from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper,

(r)                                    for which the Items giving rise to such Account have not been shipped or the services giving rise to such Account have not been performed by Borrower or the Account otherwise does not represent a final sale;

(s)                                  that is subject to any offset, deduction, defense, dispute, or counterclaim or the Buyer is also a creditor or supplier of Borrower or the Account is contingent in any respect or for any reason;

(t)                                    to which Borrower has made any arrangement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(u)                                 for which any of the Items giving rise to such Account have been returned, rejected or repossessed;

(v)                                 to the extent it includes any finance charges, service charges, taxes, discounts, credits, allowances and retainages;

(w)                               that arise from the sales of Items containing less than fifty (50%) percent US Content;

(x)                                   that arise from the sale of Items, containing any Foreign Content not incorporated into such Items in the US;

(y)                                 that arise from the sale of any Items to be used in the construction, alteration, operation or maintenance of nuclear, power, enrichment, reprocessing, research or heavy water production facilities;

(z)                                   owed by an Account Debtor, regardless or whether otherwise eligible, if twenty-five (25%) percent or more of the total amount due under Accounts from such Account Debtor is ineligible under clauses (j) or (u) above;

(aa)                            owed by any one Account Debtor (other than a Key Customer) to the extent Accounts owed by such Account Debtor exceed fifteen (15%) percent of the aggregate of all of Borrower’s Accounts; provided, however, notwithstanding the foregoing:

(i)                                     During the period from November 1 through June 30 of each year, the amount of the Accounts owed by any Key Customer that shall be deemed ineligible under this clause (aa) shall be that portion of such Accounts that exceeds an amount equal to the lesser of: (x) twenty-five percent (25%) of the aggregate of all of Borrower’s Accounts (except in the case of Pomina Enterprise Company Ltd., in which case such percentage shall be thirty-five percent (35%)); or (y) the amount of Availability from such Accounts that exceeds $2,000,000; and

(ii)                                  During the period from July 1 through October 31 of each year, the amount of the Accounts owed by any Key Customer that shall be deemed ineligible under this clause (aa) shall be that portion of such Accounts that exceeds an amount equal to the lesser of: (x) forty-five percent (45%) of the aggregate of all of Borrower’s Accounts (except in the case of Pomina Enterprise Company Ltd., in which case such percentage shall be fifty percent (50%)); or (y) the amount of Availability from such Accounts that exceeds $4,000,000; or

(bb)                          that are otherwise deemed ineligible for any reason by Lender or Ex-Im Bank in its discretion.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” means all of Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically the goods described in any equipment schedule or list herewith or hereafter furnished to Lender by Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes Borrower and which is treated as a single employer under Section 414 of the IRC.

“Event of Default” has the meaning given in Section 7.1.

“Ex-Im Bank” means the Export-Import Bank of the United States.

“Export Order” means a written export order or contract for the purchase by a Buyer from Borrower of any of the Items.

“Export-Related Accounts Receivable” means that portion of Accounts consisting of the unpaid obligations of Buyers arising from the sale of Items which is due and payable to Borrower in the United States.

“Financial Covenants” means the covenants set forth in Section 6.2.

“Floating Rate” means an annual interest rate equal to the sum of the Base Rate plus the Margin, which interest rate shall change when and as the Base Rate changes.

“Foreign Content” means that portion of the cost of an Item arising from materials which are not of United States origin or from labor and services not performed in the United States.

“Funding Date” has the meaning given in Section 2.1.

“Funds from Operations” means, for any period, the sum of (i) the Companies’ consolidated Net Income less taxes paid during such period, (ii) the Companies’ consolidated depreciation and amortization expense for such period, (iii) the Companies’ consolidated deferred income taxes for such period, and (iv) other non-cash items, each as determined in accordance with GAAP plus (v) unpaid management fees owing to Parent during such period, and plus (vi) unpaid inter-company interest.

“GAAP” means generally accepted accounting principles, in the United States of America, consistently applied, which are in effect as of the date of this Agreement.  If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Borrower and the Subsidiaries shall be the same after such changes as if such changes had not been made.

“General Intangibles” means all of Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future Intellectual Property Rights, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use Borrower’s name, and the goodwill of Borrower’s business.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Grower Reserve” means, as of the date of determination, a reserve against the Borrowing Base in an amount equal to 100% of all accounts payable then owing to all growers of any of the produce sold by Borrower.  The amount of all such accounts payable shall be determined by Lender in a commercially reasonable manner, and shall be conclusive, absent manifest error.

“Guarantor(s)” means Parent and any other Person now or hereafter guarantying the Obligations.

“Guaranty” means each certain Continuing Guaranty now or hereafter executed by a Guarantor in favor of Lender.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“Indebtedness” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Infringe” means when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means, for a fiscal year-to-date period, the Companies’ total gross interest expense during such period (excluding interest income), and shall in any event include (i) interest expensed (whether or not paid) on all Indebtedness, excluding unpaid interest on shareholder debt that is subject to the Subordination Agreement, (ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense.

“Inventory” means all of Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Investment Property” means all of Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

“IRC” means the Internal Revenue Code of 1986.

“Issuer” means the issuer of any Letter of Credit.

“Items” means the finished goods or services which are intended for export from the United States, as specified in Section 4(A) of the Loan Authorization Notice.

“Landec Ag” means Landec Ag, Inc., a Delaware corporation.

“Key Customer” means each of Coverings Industrial Corp. (Taipei, Taiwan); Day Spring Company (Taichung, Taiwan); Ek-Chai Distribution System/Lotus (Bangkok, Thailand); Cititex Trading Ltd. (Bangkok, Thailand); Castle Cooke Worldwide Ltd. (Hong Kong); Kobe Yoko Ltd. (Kobe, Japan); Bae Yih Trading (Taichung, Taiwan), and Pomina Enterprise Company Ltd.

“L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.

“L/C Application” means an application and agreement for letters of credit in a form acceptable to the Issuer and Lender.

“Letter of Credit” has the meaning specified in Section 2.5.

“Licensed Intellectual Property” has the meaning given in Section 5.11(c).

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Life Insurance Assignment” means an Assignment of Life Insurance Policy as Collateral to be executed by the owner and the beneficiary thereof, in form and substance satisfactory to Lender, granting Lender a first priority Lien on the Life Insurance Policy to secure payment of the Obligations.

“Life Insurance Policy” has the meaning given in Section 6.9.

“Loan Account” has the meaning given in Section 9.9.

“Loan Authorization Notice” means that certain Loan Authorization Notice from Lender to the Ex-Im Bank with respect to the Loan Documents.

“Loan Documents” means this Agreement, the Notes the Guaranty, the Security Documents, Borrower Agreement, the Loan Authorization Notice, the Subordination Agreement, any L/C Application and the Apio Loan Documents.

“Loan Year” has the meaning given in Section 2.12(b).

“Lockbox” means as defined in the Lockbox and Collection Account Agreement.

“Lockbox and Collection Account Agreement” means the Lockbox and Collection Account Agreement by and among Borrower, Bank of America, N.A., Regulus West, LLC and Lender, of even date herewith.

“Margin” means one hundred (100) basis points; provided, however, if the Companies’ consolidated audited Financial Statement for their fiscal year ending May 31, 2004 shall indicate consolidated Net Income of not less than $2,000,000, then the Margin shall be reduced to twenty-five (25) basis points on the first day of the month following receipt of such audited Financial Statement; provided, further, that if a Default Period is continuing at the time when such reduction would otherwise be made, then no reduction of the Margin shall be made unless and until such Default Period is no longer continuing.

“Master Guarantee” means that certain Master Guarantee Agreement No. MN-MGA-99-001, dated as of July 20, 1999, between Lender and the Ex-Im Bank.

“Material Adverse Effect” means any of the following:

(i)                                     a material adverse effect on the business, operations, results of operations,  assets, liabilities or financial condition of the Companies, taken as a whole, or the Guarantor;

(ii)                                  a material adverse effect on the ability of Borrower or the Guarantor to perform its obligations under the Loan Documents;

(iii)                               a material adverse effect on the ability of Lender to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against the Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Obligations; or

(iv)                              any claim against Borrower or the Guarantor or threat of litigation which if determined adversely to Borrower or the Guarantor would cause Borrower or the Guarantor to be liable to pay an amount exceeding $500,000 over applicable insurance coverage, or would be an event described in clauses (i), (ii) and (iii) above.

“Maturity Date” means July 31, 2006.

“Maximum Line” means $8,000,000.

“Minimum Interest Charge” means $157,500; provided, however, if the Companies’ consolidated audited Financial Statement for their fiscal year ending May 31, 2004 shall indicate consolidated Net Income of not less than $2,000,000, then the Minimum Interest Charge shall be reduced to $135,000 commencing with the first day of the Loan Year which began following the close of such fiscal year; provided, further, that if a Default Period is continuing at the time when such reduction would otherwise be made, then no reduction of the Minimum Interest Charge shall be made unless and until such Default Period is no longer continuing.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Net Income” means fiscal year-to-date before-tax net income from continuing operations, as determined in accordance with GAAP.

“Note” means the Revolving Note.

“Obligation of Reimbursement” has the meaning given in Section 2.7(a).

“Obligations” means (a) the Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which Borrower may now or at any time hereafter owe to Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving Lender alone or in a transaction involving other creditors of Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of Borrower arising under any Credit Document or guaranty between Borrower and Lender, whether now in effect or hereafter entered into, and (b) the Apio Obligations.

“Officer” means an officer of Borrower.

“Overadvance” has the meaning given in Section 2.1.

“Owned Intellectual Property” has the meaning given in Section 5.11(a).

“Owner” means with respect to Borrower, each Person having legal or beneficial title to an ownership interest in Borrower or a right to acquire such an interest.

“PACA” means the Perishable Agricultural Commodities Act, 7 U.S.C. § 499e, et seq., as amended.

“Parent” means Landec Corporation, a California corporation.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” has the meaning given in Section 6.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Borrower or any ERISA Affiliate.

“Premises” means all premises where Borrower conducts its business and has any rights of possession, including the premises legally described in Exhibit D attached hereto.

“Producer’s Lien Law” means §55631, et seq. of the California Food and Agriculture Code, and any similar state or federal statutes creating Liens on agricultural products in favor of unpaid growers, producers, or processors.

“Related Documents” has the meaning given in Section 2.8.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Advance” has the meaning given in Section 2.1.

“Revolving Note” means Borrower’s revolving promissory note, payable to the order of Lender in substantially the form of Exhibit A hereto.

“Security Documents” means this Agreement, the Lockbox and Collection Account Agreement, and any other agreement, instrument or document delivered to Lender from time to time to secure the Obligations.

“Security Interest” has the meaning given in Section 3.1.

“Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

“Special Account” means a specified cash collateral account maintained by a financial institution acceptable to Lender in connection with Letters of Credit, as contemplated by Section 2.6.

“Subsidiary” means any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of Directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by Borrower, by Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date Borrower terminates the Credit Facility, (iii) the date Lender demands payment of the Obligations after an Event of Default pursuant to Section 7.2, or (iv) the effective date of termination of the Apio Loan Agreement.

“UCC” means the Uniform Commercial Code as in effect in the state designated in Section 8.15 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

“US Content” means that portion of the cost of an Item arising from materials which are of United States origin or from labor and services performed in the United States.

“Wells Fargo Bank” means Wells Fargo Bank, National Association.

Section 1.2                                      Other Definitional Terms; Rules of Interpretation.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.  Defined terms include in the singular number the plural and in the plural number the singular.  Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1                                      Revolving Advances.

(a)                                  Advances.  Lender agrees, on the terms and subject to the conditions herein set forth, to make advances to Borrower from time to time from the date all of the conditions set forth in Section 4.1 are satisfied (the “Funding Date”) to the Termination Date (the “Revolving Advances”) to provide Borrower with working capital to fulfill Export Orders.  Lender shall have no obligation to make a Revolving Advance to the extent the amount of the requested Revolving Advance exceeds Availability.  Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral.  Within the limits set forth in this Section 2.1, Borrower may borrow, prepay pursuant to Section 2.16 and reborrow.

(b)                                 Overadvances.  If, at any time or for any reason, the amount of Advances outstanding plus the L/C Amount exceeds the Borrowing Base (an “Overadvance”), Borrower shall immediately pay to Lender, upon Lender’s election and demand, in cash, the amount of such Overadvance to be used by Lender to repay outstanding Advances.

Section 2.2                                      Procedures for Requesting Advances.  Borrower shall comply with the following procedures in requesting Revolving Advances:

(a)                                  Time for Requests.  Borrower shall request each Advance not later than 10:00 a.m., Pacific time (or 9:00 a.m., Pacific time, on the last Banking Day of each month, on Christmas eve and on New Years eve) on the Banking Day which is the date the Advance is to be made.  Each such request shall be effective upon receipt by Lender, shall be in writing or by telephone, telecopy transmission or email, to be confirmed in writing by Borrower if so requested by Lender (in the form of Exhibit E), shall be by (i) an Officer of Borrower; or (ii) a person designated as Borrower’s agent by an Officer of Borrower in a writing delivered to Lender; or (iii) a person whom Lender reasonably believes to be an Officer of Borrower or such a designated agent.  Borrower shall repay all Advances even if Lender does not receive such confirmation and even if the person requesting an Advance was not in fact authorized to do so.  Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(b)                                 Disbursement.  Upon fulfillment of the applicable conditions set forth in Article IV, Lender shall disburse the proceeds of the requested Advance by crediting the same to Borrower’s demand deposit account maintained with Wells Fargo Bank, on that same Banking Day, unless Lender and Borrower shall agree in writing to another manner of disbursement.

Section 2.3                                      Intentionally Omitted.

Section 2.4                                      Increased Costs; Capital Adequacy; Funding Exceptions.

(a)                                  Increased Costs; Capital Adequacy.  If Lender determines at any time that its Return has been reduced as a result of any Rule Change, such Lender may so notify Borrower and require Borrower, beginning thirty (30) days after such notice is received by Borrower, to pay it the amount necessary to restore its Return to what it would have been had there been no Rule Change. For purposes of this Section 2.4:

(i)                                     “Capital Adequacy Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding capital adequacy, or the interpretation or administration thereof by any Governmental Authority, whether or not having the force of law, that applies to any Related Lender, including rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(ii)                                  “L/C Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding letters of credit, or the interpretation or administration thereof by any Governmental Authority, whether or not having the force of law, that applies to any Related Lender, including those that impose taxes, duties or other similar charges, or mandate reserves, special deposits or similar requirements against assets of, deposits with or for the account of, or credit extended by any Related Lender, on letters of credit.

(iii)                               “Related Lender” includes (but is not limited to) Lender, any parent of Lender and any assignee of any interest of Lender hereunder.

(iv)                              “Return”, for any period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by Lender under this Agreement during such period, by (ii) the average capital such Lender is required to maintain during such period as a result of its being a party to this Agreement, as determined by such Lender based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules and L/C Rules, (if applicable) then in effect, costs of issuing or maintaining any Advance or Letter of Credit and amounts received or receivable under this Agreement or the Notes with respect to any Advance or Letter of Credit. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(v)                                 “Rule Change” means any change in any Capital Adequacy Rule, or L/C Rule, (if applicable) occurring after the date of this Agreement, or any change in the interpretation or administration thereof by any Governmental Authority, but the term does not include any changes that at the Funding Date are scheduled to take place under the existing Capital Adequacy Rules, or L/C Rules or any increases in the capital that Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of that Lender’s financial condition.

(b)                                 The initial notice sent by Lender shall be sent as promptly as practicable after Lender learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore Lender’s Return for the subsequent quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in its Return and its calculation of the amount of such reduction. Thereafter, Lender may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its Return for that quarter. Lender’s calculation in any such notice shall be conclusive and binding absent demonstrable error.

Section 2.5                                      Letters of Credit(1)

(a)                                  Lender agrees, on the terms and subject to the conditions herein set forth, to cause an Issuer to issue, from the Funding Date to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) for Borrower’s account by guaranteeing payment of Borrower’s obligations or being a co-applicant. Lender shall have no obligation to cause an Issuer to issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:

(i)                                     $0 less the L/C Amount, or

(ii)                                  Availability.

(1)                                  As of the Closing Date, Lender has not agreed to issue any Letters of Credit to Borrower.  The terms of Sections 2.5, 2.6, 2.7, 2.8, 2.13(c) and 2.13(d), and the related definitions, shall not be effective until such time as Lender notifies Borrower that such Sections shall be effective.

Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into between Borrower and Lender for the benefit of the Issuer, completed in a manner satisfactory to Lender and the Issuer. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.

(b)                                 No Letter of Credit shall be issued with an expiry date later than the Termination Date in effect as of the date of issuance.

(c)                                  Any request to cause an Issuer to issue a Letter of Credit shall be deemed to be a representation by Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.

Section 2.6                                      Special Account.  If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, Borrower shall thereupon pay Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount. The Special Account shall be an interest bearing account maintained for Lender by any financial institution acceptable to Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account.  Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Obligations in Lender’s sole discretion.  Borrower may not withdraw any amounts on deposit in the Special Account as long as Lender maintains a security interest therein. Lender agrees to transfer any balance in the Special Account to Borrower when Lender is required to release its security interest in the Special Account under applicable law.

Section 2.7                                      Payment of Amounts Drawn Under Letters of Credit; Obligation of Reimbursement.  Borrower acknowledges that Lender, as co-applicant, will be liable to the Issuer for reimbursement of any and all draws under Letters of Credit and for all other amounts required to be paid under the applicable L/C Application.  Accordingly, Borrower shall pay to Lender any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated:

(a)                                  Borrower shall pay to Lender on the day a draft is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expenses that the Issuer or Lender may pay or incur relative to such draw and the applicable L/C Application, plus interest on all such amounts, charges and expenses as set forth below (Borrower’s obligation to pay all such amounts is herein referred to as the “Obligation of Reimbursement”).

(b)                                 Whenever a draft is submitted under a Letter of Credit, Borrower authorizes Lender to make a Revolving Advance in the amount of the Obligation of Reimbursement and to apply the proceeds of such Revolving Advance thereto. Such Revolving Advance shall be repayable in accordance with and be treated in all other respects as a Revolving Advance hereunder.

(c)                                  If a draft is submitted under a Letter of Credit when Borrower is unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, Borrower shall pay to Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding Borrower’s inability to obtain a Revolving Advance for any reason, Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

(d)                                 Borrower’s obligation to pay any Revolving Advance made under this Section 2.7, shall be evidenced by the Revolving Note and shall bear interest as provided in Section 2.12.

Section 2.8                                      Obligations Absolute.  Borrower’s obligations arising under Section 2.7 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of Section 2.7, under all circumstances whatsoever, including (without limitation) the following circumstances:

(a)                                  any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the “Related Documents”);

(b)                                 any amendment or waiver of or any consent to departure from all or any of the Related Documents;

(c)                                  the existence of any claim, setoff, defense or other right which Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

(d)                                 any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(e)                                  payment by or on behalf of the Issuer under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(f)                                    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 2.9                                      Intentionally Omitted.

Section 2.10                                Intentionally Omitted.

Section 2.11                                Intentionally Omitted.

Section 2.12                                Interest; Minimum Interest Charge; Default Interest; Participations; Clearance Days; Usury.

(a)                                  Notes.  Except as set forth in Subsections (d) and (g), the outstanding principal balance of the Notes shall bear interest at the Floating Rate.

(b)                                 Minimum Interest Charge.  Notwithstanding the interest payable pursuant to Subsection (a), Borrower shall pay to Lender interest of not less than the Minimum Interest Charge per Loan Year during the term of this Agreement, and Borrower shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Subsection (a) hereinabove plus the amount of interest otherwise calculated under Section 2.12(a) of the Apio Loan Agreement on the first day of the month following each anniversary of the Funding Date and on the Termination Date. In the event that the Termination Date shall be occur prior to an anniversary of the Funding Date, the Minimum Interest Charge that shall be due on such date shall be pro rated for that partial year period. As used in this subsection (c), “Loan Year” means each one-year period (or portion thereof) ending on July 31 of each year.

(c)                                  Default Interest Rate.  Upon notice to Borrower from Lender from time to time, the principal of the Advances outstanding from time to time shall bear interest at the Default Rate, effective as of the first day of the fiscal month during which any Default Period begins through the last day of such Default Period. Lender’s election to charge the Default Rate shall be in its sole discretion and shall not be a waiver of any of its other rights and remedies. Lender’s election to charge interest at the Default Rate for less than the entire period during which the Default Rate may be charged shall not be a waiver of its right to subsequently charge the Default Rate for the entirety of another Default Period.

(d)                                 Clearance Days.  Notwithstanding Section 2.15(b)(ii), interest at the interest rate applicable under this Section 2.12 shall accrue on the amount of all payments (even if in the form of immediately available federal funds) for one (1) day(s) for clearance.

(e)                                  Participations.  If any Person shall acquire a participation in the Advances or the Obligation of Reimbursement, Borrower shall be obligated to Lender to pay the full amount of all interest calculated under this Section 2.12, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.12, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

(f)                                    Usury.  In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law.  Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between Borrower and Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of Borrower and Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between Borrower and Lender, or their successors and assigns.

Section 2.13                                Fees.

(a)                                  Application Fee.  Borrower shall reimburse Lender for the $100 application fee payable to Ex-Im Bank in connection with the Joint Application For Working Capital.

(b)                                 Audit Fees.  Borrower shall pay Lender, on demand, audit fees in connection with any audits or inspections conducted by or on behalf of Lender of any Collateral or Borrower’s operations or business at the rates established from time to time by Lender as its audit fees (which fees are currently $90 per hour per auditor), together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection. Such audits fees plus the audit fees due under Section 2.13(b) of the Apio Loan Agreement shall not exceed $30,000 per year unless a Default Period is continuing.  There shall be no more than 4 such audits and inspections per year (including such audits and inspections conducted pursuant to Section 2.13(b) of the Apio Loan Agreement) unless a Default Period is continuing.

(c)                                  Letter of Credit Fees.  Borrower shall pay to Lender a fee with respect to each Letter of Credit, if any, accruing on a daily basis and computed at the annual rate of one and one-half percent (1.50%), of the aggregate amount that may then be drawn under it assuming compliance with all conditions for drawing (the “Aggregate Face Amount”), from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit shall terminate by its terms or be returned to Lender, due and payable monthly in arrears on the first day of each month and on the Termination Date; provided, however that during Default Periods, in Lender’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase to four and one-half percent (4.50%) of the Aggregate Face Amount.  The foregoing fee shall be in addition to any and all fees, commissions and charges of the Issuer with respect to or in connection with such Letter of Credit.

(d)                                 Letter of Credit Administrative Fees.  Borrower shall pay to Lender, on written demand, the administrative fees charged by the Issuer in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then-current rates published by the Issuer for such services rendered on behalf of customers of the Issuer generally.

(e)                                  Ex-Im Annual Fee.  Annually, in advance, on the Funding Date and again on each anniversary of the Funding Date, an Ex-Im annual fee of $65,000, which fee shall be fully-earned and non-refundable when paid.

(f)                                    Other Fees.  Lender may from time to time, upon five (5) days prior written notice to Borrower during a Default Period, charge additional fees for Revolving Advances made and Letters of Credit issued in excess of Availability, for late delivery of reports and in lieu of imposing interest at the Default Rate.  Borrower’s request for a Revolving Advance or the issuance of a Letter of Credit at any time after such notice is given and such five (5) day period has elapsed shall constitute Borrower’s agreement to pay the fees described in such notice.

Section 2.14                                Time for Interest Payments; Payment on Non-Banking Days; Computation of Interest and Fees.

(a)                                  Time For Interest Payments.  Interest shall be due and payable in arrears on the last day of each month and on the Termination Date.

(b)                                 Payment on Non-Banking Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

(c)                                  Computation of Interest and Fees.  Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.15                                Lockbox; Collateral Account; Application of Payments.

(a)                                  Lockbox and Collateral Account.

(i)                                     Borrower shall instruct all Account Debtors to pay all Accounts directly to the Lockbox. If, notwithstanding such instructions, Borrower receive any payments on Accounts, Borrower shall deposit such payments into the Collateral Account.  Borrower shall also deposit all other cash proceeds of Collateral directly to the Collateral Account. Until so deposited, Borrower shall hold all such payments and cash proceeds in trust for and as the property of Lender and shall not commingle such property with any of its other funds or property. All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations.

(ii)                                  All items deposited in the Collateral Account shall be subject to final payment. If any such item is returned uncollected, Borrower will immediately pay Lender, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to Borrower’s commercial account or other account.  Borrower shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by Borrower.

(b)                                 Application of Payments.

(i)                                     Borrower may, from time to time, in accordance with the Lockbox and Collection Account Agreement, cause funds in the Collateral Account to be transferred to Lender’s general account for payment of the Obligations. Except as provided in the preceding sentence, amounts deposited in the Collateral Account shall not be subject to withdrawal by Borrower, except after full payment and discharge of all Obligations.

(ii)                                  All payments to Lender shall be made in immediately available funds and shall be applied to the Obligations upon receipt by Lender. Funds received from the Collateral Account shall be deemed to be immediately available. Lender may hold all payments not constituting immediately available funds for three (3) additional days before applying them to the Obligations then due and payable. Subject to Section 7.7 of this Agreement, all payments with respect to the Obligations may be applied, and in Lender’s sole discretion reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its sole discretion.

Section 2.16                                Voluntary Prepayment; Termination of the Credit Facility by Borrower.  Except as otherwise provided herein, Borrower may prepay the Advances in whole at any time or from time to time in part.  Borrower may terminate the Credit Facility at any time if it gives Lender at least 30 days’ prior written notice. Subject to termination of the Credit Facility and payment and performance of all Obligations, Lender shall, at Borrower’s expense, release or terminate the Security Interest and the Security Documents to which Borrower are entitled by law.

Section 2.17                                Mandatory Prepayment.  Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances plus the L/C Amount shall at any time exceed the Borrowing Base, Borrower shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess, pay to Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any payment received by Lender under this Section 2.17 or under Section 2.16 may be applied to the Obligations, in such order and in such amounts as Lender, in its reasonable discretion, may from time to time determine.

Section 2.18                                Revolving Advances to Pay Obligations.  Notwithstanding anything in Section 2.1, Lender may, in its discretion at any time or from time to time, without Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Obligations from time to time due and payable. Lender will use its commercially reasonable best efforts to provide Borrower with prompt notice after any such Advance pursuant to this Section 2.18 has been made; provided that any failure by Lender to provide such notice shall not be deemed to be a breach or default by Lender of its obligations hereunder.

Section 2.19                                Use of Proceeds. Borrower shall use the proceeds of Advances and each Letter of Credit only for the purpose of enabling Borrower to finance the cost of manufacturing, producing, purchasing or selling the Items intended for export.

Section 2.20                                Liability Records.  Lender may maintain from time to time, at its discretion, records as to the Obligations.  All entries made on any such record shall be presumed correct until Borrower establishes the contrary.  Upon Lender’s demand, Borrower will admit and certify in writing the exact principal balance of the Obligations that Borrower then asserts to be outstanding.  Any billing statement or accounting rendered by Lender shall be conclusive and fully binding on Borrower unless Borrower gives Lender specific written notice of exception within 30 days after receipt.

Section 2.21                                Ex-Im Bank.  Borrower acknowledge that Lender is willing to make the Credit Facility available to Borrower because the Ex-Im Bank is willing to guaranty payment of a significant portion of the Obligations pursuant to the Master Guarantee.  In the event of any conflict between the terms of the Borrower Agreement or the documents executed in connection therewith, on the one hand, and the Loan Documents, on the other hand, the provision that is more stringent on Borrower shall govern and control.

ARTICLE III

SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1                                      Grant of Security Interest.  Borrower hereby pledges, assigns and grants to Lender a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Obligations.  Upon request by Lender, Borrower will grant Lender a security interest in all commercial tort claims it may have against any Person.

Section 3.2                                      Notification of Account Debtors and Other Obligors.  Lender may at any time, if an Event of Default has occurred and is continuing, notify any Account Debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to Lender for security and shall be paid directly to Lender.  Borrower will join in giving such notice if Lender so requests.  At any time after Borrower or Lender gives such notice to an Account Debtor or other obligor, Lender may, but need not, in Lender’s name or in Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such Account Debtor or other obligor.

Section 3.3                                      Assignment of Insurance.  As additional security for the payment and performance of the Obligations, Borrower hereby assigns to Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and Borrower hereby directs the issuer of any such policy to pay all such monies directly to Lender.  At any time, if an Event of Default has occurred and is continuing, Lender may (but need not), in Lender’s name or in Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

Section 3.4                                      Occupancy.

(a)                                  Borrower hereby irrevocably grants to Lender the right to take exclusive possession of the Premises at any time upon the occurrence or during the continuation of an Event of Default.

(b)                                 Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that Lender may in good faith deem to be related or incidental purposes.

(c)                                  Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the Credit Facility, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

(d)                                 Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, Borrower shall reimburse Lender promptly for the full amount thereof. In addition, Borrower will pay, or reimburse Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

Section 3.5                                      License.  Without limiting the generality of any other Security Document, Borrower hereby grants to Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of Borrower for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by Borrower for its own manufacturing and subject to Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

Section 3.6                                      Financing Statement.  Borrower authorizes Lender to file from time to time where permitted by law, such financing statements against collateral described as “all personal property” or describing specific items of collateral including commercial tort claims as Lender deems necessary or useful to perfect the Security Interest.  A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the following information is set forth:

Name and address of Debtor:

Cal Ex Trading Company

4575 West Main Street

Guadalupe, CA 93434

Federal Employer Identification No. 77-0528042

Organizational Identification No. 3513748

Name and address of Secured Party:

Wells Fargo Business Credit, Inc.

245 S. Los Robles Avenue, Suite 700

Pasadena, CA  91101

Federal Employer Identification No. 41-1237652

Section 3.7                                      Setoff.  Lender may at any time or from time to time, at its sole discretion and without demand, upon notice to Borrower, setoff any liability owed to Borrower by Lender, whether or not due, against any Obligation, whether or not due. In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to Borrower the amount of such participating interest.

Section 3.8                                      Power of Attorney.  Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents required to be described in Section 8.4, sign the name of Borrower on any of the documents described in Section 8.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower’s name on any collection item that may come into Lender’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary, and (g) at any time that an Event of Default has occurred and is continuing, notify the United States Postal

Service to change the address for delivery of Borrower’s mail to any address designated by Lender, otherwise intercept Borrower’s mail, and receive, open and dispose of Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for Borrower’s account or forwarding such mail to Borrower’s last known address.  The appointment of Lender as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender’s obligations to extend credit hereunder are terminated.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.1                                      Conditions Precedent to the Initial Advances and Letter of Credit.  Lender’s obligation to make the initial Advances or to cause any Letters of Credit to be issued shall be subject to the condition precedent that Lender shall have received all of the following, each in form and substance satisfactory to Lender:

(a)                                  This Agreement, duly executed by Borrower.

(b)                                 The Note, duly executed by Borrower.

(c)                                  The SBA/Ex-Im Bank Joint Application, duly completed and executed by Borrower.

(d)                                 The Borrower Agreement, duly executed by Borrower and Ex-Im Bank.

(e)                                  An Exceptions Approval Letter, duly executed by Ex-Im Bank.

(f)                                    A true and correct copy of any and all leases pursuant to which Borrower is leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease.

(g)                                 A true and correct copy of any and all mortgages pursuant to which Borrower has mortgaged the Premises, together with a mortgagee’s disclaimer and consent with respect to each such mortgage.

(h)                                 The Life Insurance Assignment, properly executed by the beneficiary and owner thereof, and the Life Insurance Policy, together with evidence that the Life Insurance Policy is subject to no assignments or encumbrances other than the Life Insurance Assignment.

(i)                                     The Lockbox and Collection Account Agreement, duly executed by Borrower and Bank of America, N.A.

(j)                                     Control agreements, duly executed by Borrower and each bank at which Borrower maintains deposit accounts.

(k)                                  The Guaranty, duly executed by Parent.

(l)                                     Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against Borrower except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to Lender, and (ii) Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(m)                               A certificate of Borrower’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of Borrower’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of Borrower’s Constituent Documents, and (iii) examples of the signatures of Borrower’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on Borrower’s behalf.

(n)                                 A current certificate issued by the Secretary of State of Delaware, certifying that Borrower is in compliance with all applicable organizational requirements of the State of Delaware.

(o)                                 A certificate of Parent’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of Parent’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of Parent’s Constituent Documents, and (iii) examples of the signatures of Parent’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on Parent’s behalf.

(p)                                 A current certificate issued by the Secretary of State of California, certifying that Parent is in compliance with all applicable organizational requirements of the State of California.

(q)                                 Evidence that Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(r)                                    A certificate of an Officer of Borrower confirming, in his personal capacity, the representations and warranties set forth in Article V.

(s)                                  A favorable opinion of counsel to Borrower and Parent, addressed to Lender.

(t)                                    Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in Lender’s favor and with all liability insurance naming Lender as an additional insured.

(u)                                 Payment of the fees and commissions due under Section 2.13 through the date of the initial Advance or Letter of Credit and expenses incurred by Lender through such date and required to be paid by Borrower under Section 8.5, including all legal expenses incurred through the date of this Agreement.

(v)                                 Review and approval by Lender of the Companies’ internally prepared financial statements for the period ended June 2003.

(w)                               Review and approval by Lender of Parent’s consolidating internally prepared financial statements for the period ended June 2003.

(x)                                   Review and approval of the Companies’ consolidated financial projections.

(y)                                 Satisfactory results of invoice verifications and vendor references.

(z)                                   Review and approval by Lender of all material agreements, including licensing agreements, royalty agreements, shareholder debt agreements, management fee agreement, earn-out agreements, seller notes, mortgage agreement, grower contracts, and material leases.

(aa)                            No adverse change in the financial condition of the Companies or Parent shall have occurred since the date of the most recent financial statement of Borrower received by Lender.

(bb)                          Evidence that after making the initial Revolving Advance, Availability (combined with Availability under the Apio Loan Agreement) shall be not less than $1,000,000.

(cc)                            True and complete copies of all license agreements pursuant to which Borrower licenses any Intellectual Property Rights, together with a consent to assignment to Lender or its nominee from each licensor thereof.

(dd)                          Such other documents as Lender in its sole discretion may require.

Section 4.2                                      Conditions Precedent to All Advances and Letters of Credit.  Lender’s obligation to make each Advance and to cause each Letter of Credit to be issued shall be subject to the further conditions precedent that:

(a)                                  the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;

(b)                                 no event has occurred and is continuing, or would result from such Advance or issuance of a Letter of Credit which constitutes a Default or an Event of Default; and

(c)                                  no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Lender, or any of their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

Section 5.1                                      Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number.  Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.  During its existence, Borrower has done business solely under the names set forth in Schedule 5.1 and all of Borrower’s records relating to its business or the Collateral are kept at the location set forth on Schedule 5.1.  Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1.  All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1.  Borrower’s federal employer identification number is correctly set forth in Section 3.6.

Section 5.2                                      Capitalization.  Schedule 5.2 constitutes a correct and complete list of all ownership interests of Borrower and rights to acquire ownership interests including the record holder, number of interests and percentage interests on a fully diluted basis, and an organizational chart showing the ownership structure of all Subsidiaries of Borrower.

Section 5.3                                      Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of Borrower’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any Governmental Authority, or any third Person, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to Borrower or of Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected, in each case, the failure of which to comply with would result in a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by Borrower.

Section 5.4                                      Legal Agreements.  This Agreement constitutes and, upon due execution by Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

Section 5.5                                      Subsidiaries.  Except as set forth in Schedule 5.5 hereto, Borrower has no Subsidiaries.

Section 5.6                                      Financial Condition; No Adverse Change.  Borrower has furnished to Lender the Companies’ audited financial statements for the fiscal year ended October 27, 2002 and unaudited financial statements for the fiscal-year-to-date period ended May 25, 2003, and those statements fairly present in all material respects the Companies’ financial condition on the dates thereof and the results of their operations and cash flows for the periods then ended and were prepared in accordance GAAP.  Since the date of the most recent financial statements, there has been no change in the Companies’ business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.

Section 5.7                                      Litigation.  There are no actions, suits or proceedings pending or, to Borrower’s knowledge, threatened against or affecting Borrower or any of its Affiliates or the properties of Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, is reasonably likely to be adversely determined and, if determined adversely to Borrower or any of its Affiliates, would have a Material Adverse Effect.

Section 5.8                                      Regulation U.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.9                                      Taxes.  Borrower and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them other than taxes that are being contested by Borrower or such Affiliate in accordance with Section 6.13.  Borrower and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of Borrower or any Affiliate, as the case may be, are required to be filed, and Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 5.10                                Titles and Liens.  Borrower has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens.  No financing statement naming Borrower as debtor is on file in any office except to perfect only Permitted Liens.

Section 5.11                                Intellectual Property Rights.

(a)                                  Owned Intellectual Property.  Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications for trademarks, service marks, applications for service marks, mask works, trade dress and copyrights for which Borrower is the registered owner (the “Owned Intellectual Property”).  Except as disclosed on Schedule 5.11, (i) Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b)                                 Agreements with Employees and Contractors.  Borrower has entered into a legally enforceable agreement with each of its employees and subcontractors obligating each such Person to assign to Borrower, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with Borrower (except to the extent prohibited by law), and further requiring such Person to cooperate with Borrower, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

(c)                                  Intellectual Property Rights Licensed from Others.  Schedule 5.11 is a complete list of all agreements under which Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments Borrower is obligated to make with respect thereto.  Except as disclosed on Schedule 5.11 and in written agreements copies of which have been given to Lender, Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise.  Except as disclosed on Schedule 5.11, Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d)                                 Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct Borrower’s business as it is presently conducted or as Borrower reasonably foresees conducting it.

(e)                                  Infringement.  Except as disclosed on Schedule 5.11, Borrower has no knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Section 5.12                                Plans.  Except as disclosed to Lender in writing prior to the date hereof, neither Borrower nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status.  Neither Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Section 5.13                                Default.  Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.

Section 5.14                                Environmental Matters.

(a)                                  To Borrower’s best knowledge, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either Borrower or Lender under common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.

(b)                                 To Borrower’s best knowledge, Borrower has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(c)                                  To Borrower’s best knowledge, there are not any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.  To Borrower’s best knowledge, no such matter is threatened or impending.

(d)                                 To Borrower’s best knowledge, Borrower’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in Borrower’s possession and are in full force and effect. No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(e)                                  To Borrower’s best knowledge, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f)                                    Borrower has delivered to Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Borrower’s businesses.

Section 5.15                                Submissions to Lender.  All financial and other information provided to Lender by or on behalf of Borrower in connection with Borrower’s request for the credit facilities contemplated hereby is (i) true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

Section 5.16                                Financing Statements.  Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 5.17                                Rights to Payment.  To Borrower’s best knowledge, each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the Account Debtor or other obligor named therein or in Borrower’s records pertaining thereto as being obligated to pay such obligation.

Section 5.18                                Eligible Export-Related Accounts Receivable.  All Eligible Export-Related Accounts Receivable that are included in the Borrowing Base are Eligible Export-Related Accounts Receivable, and meet the definition thereof.

Section 5.19                                Equipment.  All of the Equipment is used or held for use in Borrower’s business and is fit for such purposes.

Section 5.20                                Fraudulent Transfer.  Borrower is Solvent.  No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

Section 5.21                                Suspension and Debarment, etc.  On the date of this Agreement neither Borrower nor its principals are (a) debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined under any of the Debarment Regulations referred to below) from participating in procurement or nonprocurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations, or (b) indicted, convicted or had a civil judgment rendered against Borrower or any of its principals for any of the offenses listed in any of the Debarment Regulations.  Unless authorized by Ex-Im Bank, Borrower will not knowingly enter into any transactions in connection with the Items with any Person who is debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or nonprocurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations.  Borrower will provide immediate written notice to Lender if at any time they learn that the certification set forth in this section was erroneous when made or has become erroneous by reason of changed circumstances.

ARTICLE VI

COVENANTS

So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, Borrower will comply with the following requirements, unless Lender shall otherwise consent in writing:

Section 6.1                                      Reporting Requirements.  Borrower will deliver, or cause to be delivered, to Lender each of the following, which shall be in form and detail acceptable to Lender:

(a)                                  Annual Financial Statements.  As soon as available, and in any event within 120 days after the end of each fiscal year of Companies, Borrower will deliver, or cause to be delivered, to Lender, Parent’s and Companies’ audited financial statements with the unqualified opinion of independent certified public accountants selected by Borrower and acceptable to Lender, which annual financial statements shall include Parent’s and Companies’ balance sheet as at the end of such fiscal year and the related statements of Parent’s and Companies’ income, reconciliation of retained earnings and cash flows for the fiscal year then ended, prepared on a consolidating and consolidated basis to include any Affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; and (ii) a certificate of the chief financial officer of Borrower stating that such financial statements have been prepared in accordance with GAAP, fairly represent Parent’s and Borrower’s financial position and the results of its operations, and whether or not such officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.  As soon as available and in any event on or before September 30, 2003, Borrower shall deliver to Lender its audited financial statements for the stub period ended May 2003 in accordance with this Section 6.1(a).

(b)                                 Monthly Financial Statements.  As soon as available and in any event within 30 days after the end of each month, Borrower will deliver to Lender an unaudited/internal balance sheet and statements of income and reconciliation of retained earnings of Companies as at the end of and for such month and for the year to date period then ended, prepared, if Lender so requests, on a consolidating and consolidated basis to include any Subsidiaries, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and fairly represent in all material respects Companies’ financial position and the results of its operations; and accompanied by a certificate of the chief financial Officer of Borrower, substantially in the form of Exhibit C hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not Borrower is in compliance with the Financial Covenants.

(c)                                  Collateral Reports.  Borrower will deliver to Lender the following documents at the following times in form satisfactory to Lender; provided, however, that from the Funding Date until the date that is 60 days after the Funding Date, Borrower’s obligation to deliver the following documents shall be on a “best efforts” basis, and no Event of Default shall be deemed to have occurred as a result of Borrower’s failure to deliver any of the following during such period:

Weekly

(a)          a report of cash collections, sales assignments, credit memos/adjustments and deposits, and a calculation of the Borrowing Base as of such date which segregates and identifies all Eligible Export-Related Accounts Receivable from domestic Accounts (provided that the frequency of such reports may be increased to daily, at Lender’s option, in its sole discretion),

(b) a report of outstanding payable balances owing to all growers,

(c) notice of all returns, disputes, or claims.

Monthly (not later than the 20th day of each month)	(d) a detailed calculation of the Borrowing Base (including detail regarding those Accounts that are not Eligible Export-Related Accounts Receivable),
(e) a detailed listing and aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Lender,

(f)            a detailed aging, by vendor, of Borrower’s accounts payable and any book overdraft, together with a reconciliation to Borrower’s general ledger and monthly financial statements delivered pursuant to Section 6.1(b),

(g) a monthly Ex-Im Borrowing Base Certificate in the form of Exhibit B attached hereto,

Quarterly	(h) an Inventory stock status report, by type and by location (not later than the 20th day after each quarter end),

(i) quarterly internally-prepared consolidating financial statements for Parent (not later than the 45th day after each quarter-end),

Semi-Annually	(j) a detailed list of Borrower’s customers

Upon request by Lender

(k)          copies of invoices in connection with the Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with the Accounts and, for Inventory and Equipment acquired by Borrower, purchase orders and invoices, and

(l) such other reports or information as to the Collateral, or the financial condition of Borrower, as Lender may reasonably request.

(d)                                 Projections.  At least 10 days before the beginning of each fiscal year of Borrower, Borrower will deliver to Lender the projected balance sheets and income statements for each month of such year for the Companies, Parent and Landec Ag, each in reasonable detail, representing Borrower’s good faith projections and certified by the chief financial officer of Borrower and Parent as being the most accurate projections available and identical to the projections used by Borrower and Parent for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as Lender may in its discretion require.

(e)                                  Litigation.  Immediately after the commencement thereof, Borrower will deliver to Lender notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting Borrower (i) of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against Borrower in excess of $500,000.

(f)                                    Defaults.  As promptly as practicable (but in any event not later than five business days) after an Officer of Borrower obtains knowledge of the occurrence of any Default or Event of Default, Borrower will deliver to Lender notice of such occurrence, together with a detailed statement by a responsible Officer of Borrower of the steps being taken by Borrower to cure the effect thereof.

(g)                                 Plans.  As soon as possible, and in any event within 30 days after Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, Borrower will deliver to Lender a statement of the chief financial officer of Borrower setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, Borrower will deliver to Lender a statement of the chief financial officer of Borrower setting forth details as to such failure and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, Borrower will deliver to Lender a statement of the chief financial officer of Borrower setting forth details as to such liability and the action which Borrower proposes to take with respect thereto.

(h)                                 Disputes.  Promptly upon knowledge thereof, Borrower will deliver to Lender notice of (i) any disputes or claims by Borrower’s customersexceeding $50,000 individually or $250,000 in the aggregate during any fiscal year; (ii) credit memos; (iii) any goods returned to or recovered by Borrower.

(i)                                     Officers and Directors.  Promptly upon knowledge thereof, Borrower will deliver to Lender notice any change in the persons constituting Borrower’s Officers and Directors.

(j)                                     Collateral.  Promptly upon knowledge thereof, Borrower will deliver to Lender notice of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.

(k)                                  Commercial Tort Claims.  Promptly upon knowledge thereof, Borrower will deliver to Lender notice of any commercial tort claims it may bring against any person, including the name and address of each defendant, a summary of the facts, an estimate of Borrower’s damages, copies of any complaint or demand letter submitted by Borrower, and such other information as Lender may request.

(l)                                     Intellectual Property.

(i)                                     Borrower will give Lender 30 days prior written notice of its intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.18, Borrower will give Lender 30 days prior written notice of its intent to dispose of material Intellectual Property Rights; and upon request, shall provide Lender with copies of all applicable documents and agreements.

(ii)                                  Promptly upon knowledge thereof, Borrower will deliver to Lender notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that

Borrower is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii)                               Promptly upon receipt, Borrower will give Lender copies of all registrations and filings with respect to its Intellectual Property Rights.

(m)                               Reports to Owners.  Promptly upon their distribution, Borrower will deliver to Lender copies of all financial statements, reports and proxy statements which Parent shall have sent to its Owners.

(n)                                 SEC Filings.  Promptly after the sending or filing thereof, Borrower will deliver to Lender copies of all regular and periodic reports which Parent shall file with the Securities and Exchange Commission or any national securities exchange.

(o)                                 Violations of Law.  Promptly upon knowledge thereof, Borrower will deliver to Lender notice of Borrower’s violation of any law, rule or regulation, the non-compliance with which could materially and adversely affect Borrower’s business or its financial condition.

(p)                                 Other Reports.  From time to time, with reasonable promptness, Borrower will deliver to Lender any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to Account Debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as Lender may reasonably request.

Section 6.2                                      Financial Covenants.

(a)                                  Minimum Debt Service Coverage Ratio.  Borrower, together with the other Companies, will maintain, during each period described below, the Debt Service Coverage Ratio, determined as at the end of each fiscal quarter, at not less than the ratio set forth opposite such period:

Period	Minimum Debt Service Coverage Ratio
6 months ending 11/03	1.10 to 1.00
9 months ending 2/04	1.20 to 1.00
12 months ending 5/04 and every fiscal quarter-end thereafter on a trailing 12 month basis	1.20 to 1.00

(b)                                 Minimum Book Net Worth.  Borrower, together with the other Companies, will maintain, at all times, the Book Net Worth, determined as at the end of each fiscal month, at an amount not less than the amount set forth in the table below opposite the applicable fiscal month end:

Fiscal Month Ending	Minimum Book Net Worth
July 2003	$19,577,000
August 2003	$19,577,000
September 2003	$19,577,000
October 2003	$19,577,000
November 2003	$20,250,000
December 2003	$20,250,000
January 2004	$20,250,000
February 2004	$20,600,000
March 2004	$20,600,000
April 2004	$20,600,000
May 2004 and each fiscal month end thereafter	$21,100,000

(c)                                  Minimum Net Income.  Borrower, together with the other Companies, will achieve (together with the other Companies) during each period described below, consolidated Net Income, of not less than the amount set forth in the table below opposite such period:

Fiscal Year to Date Period Ending	Minimum Net Income
November 2003	$650,000
February 2004	$1,000,000
May 2004	$1,500,000

(d)                                 Capital Expenditures.  Borrower together with the other Companies will not incur financed or unfinanced Capital Expenditures of more than $4,500,000 in the aggregate during the fiscal year ending May 2004.  Limitations on Capital Expenditures for periods after May 2004 will be mutually determined by Lender and Borrower in conjunction with Lender’s review of Borrower’s projections delivered pursuant to Section 6.1(d).

(e)                                  Future Periods.  No later than 30 calendar days after the end of each fiscal year of Borrower, Borrower shall enter into an amendment to this Agreement with Lender to amend the Financial Covenants to cover future periods, as determined by Lender in its commercially reasonable discretion based on Lender’s review of the Companies’ projections delivered pursuant to Section 6.1(d).

Section 6.3                                      Permitted Liens; Financing Statements.

(a)                                  Borrower will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(i)                                     in the case of any of Borrower’s property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with Borrower’s business or operations as presently conducted;

(ii)                                  Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under Section 6.4;

(iii)                               the Security Interest and Liens created by the Security Documents.

(iv)                              liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar liens imposed by law incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP;

(v)                                 deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrower money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course business;

(vi)                              banker’s liens and similar liens (including set-off rights) in respect of bank deposits;

(vii)                           purchase money Liens incurred in connection with Capital Expenditures otherwise permitted pursuant to this Agreement; provided that such Liens attach only to the Equipment acquired thereby; and

(viii)                        Liens incurred in connection with extensions, renewals or refinancings of the indebtedness secured by Liens of the type described above.

(b)                                 Borrower will not amend any financing statements in favor of Lender except as permitted by law. Any authorization by Lender to any Person to amend financing statements in favor of Lender shall be in writing.

Section 6.4                                      Indebtedness.  Borrower will not incur, create, assume or permit to exist any Indebtedness or liability on account of deposits or advances or any Indebtedness for borrowed money or letters of credit issued on Borrower’s behalf, or any other Indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)                                  Indebtedness arising hereunder;

(b)                                 Indebtedness of Borrower in existence on the date hereof and listed in Schedule 6.4 hereto;

(c)                                  Indebtedness relating to Permitted Liens.

(d)                                 Indebtedness of Borrower arising from the endorsement of instruments for collection in the ordinary course of business;

(e)                                  Indebtedness of Borrower under initial or successive refinancings of any Indebtedness permitted by clause (b) or (c) above, provided that (i) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced and (ii) the material terms and provisions of any such refinancing (including maturity, redemption, prepayment, default and subordination provisions) are no less favorable to Lender than the Indebtedness being refinanced; and

(f)                                    Other unsecured indebtedness of Borrower provided the aggregate principal amount of all such indebtedness does not exceed $500,000.

Section 6.5                                      Guaranties  Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)                                  the endorsement of negotiable instruments by Borrower for deposit or collection or similar transactions in the ordinary course of business; and

(b)                                 guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto.

Section 6.6                                      Investments and Subsidiaries.  Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture, except:

(a)                                  investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poors Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)                                 travel advances or loans to Borrower’s Officers and employees not exceeding at any one time an aggregate of $10,000;

(c)                                  security deposits, ground leases not exceeding 12 months, and advances in the form of progress payments; and

(d)                                 current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto.

Section 6.7                                      Dividends and Distributions.  Borrower will not declare or pay any dividends (other than dividends payable solely in stock of Borrower) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly.

Section 6.8                                      Salaries.  Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation to the extent that such payment would cause an Event of Default.

Section 6.9                                      Key Person Life Insurance.  If Borrower shall at any time maintain insurance upon the life any key Officer (“Life Insurance Policy”), then Borrower shall promptly notify Lender of each such Life Insurance Policy and assign to Lender the right to receive the proceeds of such Life Insurance Policy by a Life Insurance Assignment.

Section 6.10                                Books and Records; Inspection and Examination.  Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to Borrower’s business and financial condition and such other matters as Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon Lender’s request, will permit any officer, employee, attorney or accountant for Lender to audit, review, make extracts from or copy any and all company and financial books and records of Borrower at all times during ordinary business hours and upon one Banking Day’s advance notice (unless a Default Period exists in which case no notice shall be required), to send and discuss with Account Debtors and other obligors requests for verification of amounts owed to Borrower, and to discuss Borrower’s affairs with any of its Directors, Officers, and/or accounting personnel.  Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender, at Borrower’s expense, all financial information, books and records, work papers, management reports and other information in its possession regarding Borrower.  Borrower will permit Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of Borrower at any time during ordinary business hours and upon one Banking Day’s advance notice (unless a Default Period exists in which case no notice shall be required).

Section 6.11                                Account Verification.  Lender may at any time and from time to time send or require Borrower to send requests for verification of accounts (and notices of assignment if an Event of Default has occurred and is continuing) to Account Debtors and other obligors. Lender may also at any time and from time to time telephone Account Debtors and other obligors to verify accounts.

Section 6.12                                Compliance with Laws.

(a)                                  Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)                                 Without limiting the foregoing undertakings, Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

Section 6.13                                Payment of Taxes and Other Claims.  Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of Borrower; provided, that Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.14                                Maintenance of Properties.

(a)                                  Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.14 shall prevent Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in Borrower’s judgment, desirable in the conduct of Borrower’s business and not disadvantageous in any material respect to Lender.  Borrower will take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

(b)                                 Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than Lender) claiming the Collateral or any interest therein. Borrower will keep all Collateral free and clear of all Liens except Permitted Liens.  Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

Section 6.15                                Insurance.  Borrower will obtain and at all times maintain insurance with insurers believed by Borrower to be responsible and reputable, in such amounts and against such risks as may from time to time be required by Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which Borrower operates. Without limiting the generality of the foregoing, Borrower will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as Lender may reasonably request, with any loss payable to Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for Lender’s benefit. All policies of liability insurance required hereunder shall name Lender as an additional insured.

Section 6.16                                Preservation of Existence.  Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 6.17                                Delivery of Instruments, etc.  Upon request by Lender, Borrower will promptly deliver to Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by Borrower.

Section 6.18                                Sale or Transfer of Assets; Suspension of Business Operations.  Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than (x) the sale of Inventory in the ordinary course of business, and (y) dispositions of obsolete, worn or nonfunctional equipment and (z) dispositions of other assets in any given Loan Year in an aggregate amount not to exceed $500,000 or $100,000 for any individual asset.  Borrower will not liquidate, dissolve or suspend business operations. Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If Borrower transfers any Intellectual Property Rights for value, Borrower will pay over the proceeds to Lender for application to the Obligations. Borrower will not license any other Person to use any of Borrower’s Intellectual Property Rights, except that Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.

Section 6.19                                Consolidation and Merger; Asset Acquisitions.  Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into Borrower, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

Section 6.20                                Sale and Leaseback.  Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.21                                Restrictions on Nature of Business.  Borrower will not engage in any line of business materially different from that presently engaged in by Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

Section 6.22                                Accounting.  Borrower will not adopt any material change in accounting principles other than as required by GAAP.  Borrower will not adopt, permit or consent to any change in its fiscal year.

Section 6.23                                Discounts, etc.  Borrower will not grant any discount, credit or allowance to any customer of Borrower or accept any return of goods sold except in accordance with its historical practice or in the ordinary course of business.  After notice from Lender, Borrower will not at any time modify, amend, subordinate, cancel or terminate the obligation of any Account Debtor or other obligor of Borrower.

Section 6.24                                Plans.  Unless disclosed to Lender pursuant to Section 5.12, neither Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

Section 6.25                                Place of Business; Name.  Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location.  Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  Borrower will not change its name or jurisdiction of organization.

Section 6.26                                Constituent Documents.  Borrower will not amend its Constituent Documents.

Section 6.27                                Transactions With Affiliates.  Borrower will not directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms, that are fully disclosed to Lender, and that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.

Section 6.28                                Performance by Lender.  If Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after Lender gives Borrower written notice thereof (or in the case of the agreements contained in Sections 6.13 and 6.15, immediately upon the occurrence of such failure, without notice or lapse of time), Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of Borrower (or, at Lender’s option, in Lender’s name) and may, but need not, take any and all other actions which Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to Account Debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and Borrower shall thereupon pay to Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by Lender, together with interest thereon from the date expended or incurred at the Default Rate.  To facilitate Lender’s performance or observance of such covenants of Borrower, Borrower hereby irrevocably appoints Lender, or Lender’s delegate, acting alone, as Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Borrower under this Section 6.28.

Section 6.29                                Account Debtors to Pay to Collateral Account.  Borrower shall instruct all of its Account Debtors located outside of the United States to make all payments for Items directly into the Collateral Account.

ARTICLE VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1                                      Events of Default.  “Event of Default”, wherever used herein, means any one of the following events:

(a)                                  Default in the payment of any Obligations when they become due and payable;

(b)                                 Default in the performance, or breach, of any covenant or agreement of Borrower contained in this Agreement, and (i) with respect to any such default under Section 6.1, such default shall continue unremedied for a period of five (5) days, and (ii) and with respect to any such default under Sections 6.12, 6.13, 6.14 and 6.17, such default shall continue unremedied for fifteen (15) days after the earlier of (A) the date upon which an Officer or Director of Borrower obtained actual knowledge of such failure of (B) the date upon which written notice thereof is given to Borrower by Lender.

(c)                                  A Change of Control shall occur;

(d)                                 An Insolvency Proceeding is commenced by Borrower or any Guarantor;

(e)                                  An Insolvency Proceeding is commenced against Borrower, or any Guarantor, and any of the following events occur:  (a) Borrower or such Guarantor consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any such Guarantor, or (e) an order for relief shall have been entered therein;

(f)                                    Any material portion of Borrower’s or any Guarantor’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

(g)                                 Borrower or any Guarantor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(h)                                 A notice of Lien, levy, or assessment is filed of record with respect to any of Borrower’s or any Guarantor’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower’s or any Guarantor’s assets valued in excess of $50,000 and the same is not paid before such payment is delinquent; provided that Lender may at any time that any such Lien exists reserve against the Borrowing Base in the amount of such Lien;

(i)                                     This Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; provided that any such event described in this clause (i) shall not be an Event of Default for so long as Borrower is diligently assisting Lender, as determined by Lender in its sole and absolute discretion, in correcting the applicable problem;

(j)                                     Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower, or by any Governmental Authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny that Borrower has any liability or obligation purported to be created under any Loan Document.

(k)                                  Any representation or warranty made by Borrower in this Agreement, by any Guarantor in any guaranty delivered to Lender, or by Borrower (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such guaranty shall prove to have been incorrect in any material respect when deemed to be effective;

(l)                                     The rendering against Borrower of an arbitration award, final judgment, decree or order for the payment of money in excess of $500,000 over applicable insurance coverage and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 60 consecutive days without a stay of execution;

(m)                               A default under any bond, debenture, note or other evidence of material Indebtedness of Borrower owed to any Person other than Lender, or under any indenture or other instrument under which any such evidence of Indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of Indebtedness, indenture, other instrument, lease or contract, and the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness of Borrower (other than the Obligations) (in an aggregate amount exceeding $250,000 in the event that such Indebtedness is unsecured) to become redeemable, due or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise);

(n)                                 Any Reportable Event, which Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to Borrower by Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which Lender determines in good faith may by itself, or in combination with any such failures that Lender may determine are likely to occur in the future, result in the imposition of a Lien on Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of Borrower to the Multiemployer Plan under Title IV of ERISA.

(o)                                 An event of default shall occur under any Security Document;

(p)                                 Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell or attempt to sell all or substantially all of its assets;

(q)                                 Default in the payment of any amount owed by Borrower to Lender other than any Indebtedness arising hereunder;

(r)                                    Any Guarantor shall repudiate, purport to revoke or fail to perform his obligations under his guaranty in favor of Lender, any individual Guarantor shall die or any other Guarantor shall cease to exist;

(s)                                  Any event or circumstance with respect to Borrower shall occur such that Lender shall believe in good faith that the prospect of payment of all or any material part of the Obligations or the performance by Borrower under the Loan Documents is impaired in any material respect, or any material adverse change in the business or financial condition of Borrower shall occur;

(t)                                    The occurrence of any “Default” or “Event of Default” under, and as defined in, any agreement between any Affiliate of Borrower and Lender (but giving effect to any applicable grace or cure periods with respect thereto);

(u)                                 An Event of Default shall occur under the Apio Loan Agreement;

(v)                                 The Ex-Im Bank shall repudiate, purport to revoke or fail to perform any of its obligations under the Master Guarantee; provided that any such event described in this clause (w) shall not be an Event of Default so long as (i) such circumstances are not the result of any act or omission by the Borrower, and (ii) if reasonably requested by Lender, Borrower is diligently assisting Lender, as determined by Lender in its sole and absolute discretion, in correcting the applicable problem; or

(w)                               Any other Material Adverse Effect shall occur, and if such Material Adverse Effect is capable of cure, such Material Adverse Effect shall continue uncured for fifteen (15) days after the earlier of (A) the date upon which an Officer or Director of Borrower obtained actual knowledge of such Material Adverse Effect (or) the date upon which written notice thereof is given to Borrower by Lender.

Section 7.2                                      Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Lender may exercise any or all of the following rights and remedies, all of which Borrower acknowledges and agrees are commercially reasonable:

(a)                                  Lender may, by notice to Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b)                                 Lender may, by notice to Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Borrower hereby expressly waives;

(c)                                  Lender may, without notice to Borrower and without further action, apply any and all money owing by Lender to Borrower to the payment of the Obligations;

(d)                                 Lender may settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit the Obligations with only the net amounts received by Lender in payment of such disputed Accounts after deducting all expenses incurred or expended by Lender in connection therewith;

(e)                                  Lender may cause Borrower to hold all returned Inventory in trust for Lender, segregate all returned Inventory from all other assets of Borrower or in Borrower’s possession and conspicuously label said returned Inventory as the property of Lender;

(f)                                    without notice to or demand upon Borrower or any Guarantor, Lender may make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral.  Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties.  Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender’s determination appears to conflict with Lender’s Liens and to pay all expenses incurred in connection therewith and to charge the Obligations therefor.  With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(g)                                 without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the UCC), Lender may set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender (including any amounts received in the Lockbox), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(h)                                 Lender may hold, as cash collateral, any and all balances and deposits of Borrower held by Lender, and any amounts received in the Lockbox, to secure the full and final repayment of all of the Obligations;

(i)                                     Lender may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral;

(j)                                     Lender may sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable.  It is not necessary that the Collateral be present at any such sale;

(k)                                  Lender shall give notice of the disposition of the Collateral as follows:

(i)                                     Lender shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii)                                  The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 8.3, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l)                                     Lender may credit bid and purchase at any public sale;

(m)                               Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(n)                                 If Lender sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, Lender may resell the Collateral and shall apply any proceeds actually received to the Obligations;

(o)                                 Lender shall have no obligation to attempt to satisfy the Obligations by collecting them from any third Person which may be liable for them or any portion thereof, and Lender may release, modify or  waive any collateral provided by any other Person as security for the Obligations or any portion thereof, all without affecting Lender’s rights against Borrower.  Borrower waives any right it may have to require Lender to pursue any third Person for any of the Obligations;

(p)                                 Lender may make demand upon Borrower and, forthwith upon such demand, Borrower will pay to Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.17 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;

(q)                                 Lender may exercise and enforce its rights and remedies under the Loan Documents; and

(r)                                    Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (d) or (e) of Section 7.1, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.

Section 7.3                                      Disclaimer of Warranties.  Lender may sell the Collateral without giving any warranties as to the Collateral.  Lender may specifically disclaim any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

Section 7.4                                      Compliance With Laws.  Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and Lender’s compliance therewith will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

Section 7.5                                      No Marshalling.  Lender shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of the Obligations or any other obligation owned to Lender by Borrower or any other Person.

Section 7.6                                      Borrower to Cooperate.  Upon the exercise by Lender of any power, right, privilege, or remedy pursuant to this Agreement which requires any consent, approval, registration, qualification, or authorization of any Governmental Authority, Borrower agrees to execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments, assignments, and other documents and papers that Lender or any purchaser of the Collateral may be required to obtain for such governmental consent, approval, registration, qualification, or authorization.

Section 7.7                                      Application of Proceeds.  All proceeds realized as the result of any sale of the Collateral shall be applied by Lender:

FIRST to the costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender in the exercise of its rights under this Agreement;

SECOND to the interest and fees due upon any of the Obligations; and

THIRD to the principal of the Obligations, in such order as Lender shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency.

Section 7.8                                      Remedies Cumulative.  The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements contemplated hereby and thereby shall be cumulative.  Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity.  No exercise by Lender of any one right or remedy shall be deemed an election of remedies, and no waiver by Lender of any default on Borrower’s part shall be deemed a continuing waiver of any further defaults.

Section 7.9                                      Lender Not Liable For The Collateral.  So long as Lender complies with the obligations, if any, imposed by the UCC,  Lender shall not otherwise be liable or responsible in any way or manner for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion or from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever, in each case, other than arising as a result of the gross negligence or willful misconduct of Lender.  Borrower bears the risk of loss or damage of the Collateral.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                      No Waiver.  No failure or delay by Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.

Section 8.2                                      Amendments, Etc.   No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

Section 8.3                                      Addresses for Notices; Requests for Accounting.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed or telecopied to the party to whom notice is being given at its address or telecopier number as set forth below next to its signature or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, except that notices or requests to Lender pursuant to any of the provisions of Article II shall not be effective until received by Lender. All requests under Section 9210 of the UCC (i) shall be made in a writing signed by a person authorized under Section 2.2(b), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation (iii) shall be deemed to be sent when received by Lender and (iv) shall otherwise comply with the requirements of Section 9210.  Borrower requests that Lender respond to all such requests which on its face appears to come from an authorized individual and releases Lender from any liability for so responding.  Borrower shall pay Lender the maximum amount allowed by law for responding to such requests.

Section 8.4                                      Further Documents.  Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or Lender’s rights under the Loan Documents (but any failure to request or assure that Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 8.5                                      Costs and Expenses.  Borrower shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with the Obligations, this Agreement, the Loan Documents, any Letter of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 8.6                                      Indemnity.  In addition to the payment of expenses pursuant to Section 8.5, Borrower shall indemnify, defend and hold harmless Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”), in each, other than arising as a result of the gross negligence or willful misconduct of any Indemnitee:

(i)                                     any and all transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii)                                  any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.12(b); and

(iii)                               any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, Borrower, or counsel designated by Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Borrower’s sole costs and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  Borrower’s obligation under this Section 8.7 shall survive the termination of this Agreement and the discharge of Borrower’s other obligations hereunder.  If Ex-Im Bank makes payment of a claim to Lender under the Master Guaranty in connection with the Credit Facility, Ex-Im Bank may assume all rights and remedies of Lender under the Loan Documents and may enforce any such rights and remedies against Borrower, the Collateral and any Guarantors.  Borrower shall hold Ex-Im Bank and Lender harmless from and indemnify them against any and all liabilities, damages, claims, costs and losses incurred or suffered by either of them resulting from (a) any materially incorrect certification or statement knowingly made by Borrower or its agents to Ex-Im Bank or Lender in connection with the Credit Facility, this Agreement, the Loan Authorization Notice or any other Loan Documents, or (b) any material breach by Borrower of the terms and conditions of this Agreement, the Loan Authorization Notice or any of the other Loan Documents.  Borrower also acknowledges that any statement, certification or representation made by Borrower in connection with the Credit Facility is subject to the penalties provided in Article 19 U.S.C. Section 1001.

Section 8.7                                      Participants.  Borrower hereby authorizes Lender to disclose to any assignee or any participant (either, a “Transferee”) and any prospective Transferee any and all financial information in Lender’s possession concerning Borrower which has been delivered to Lender by Borrower pursuant to this Agreement or which has been delivered to Lender by Borrower in connection with Lender’s credit evaluation prior to entering into this Agreement.  Lender and its participants, if any, are not partners or joint venturers, and Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon Lender may be transferred or delegated to any of Lender’s participants, successors or assigns.

Section 8.8                                      Advertising and Promotion.  Borrower agrees that Lender may use Borrower’s name(s) in advertising and promotional materials, and in conjunction therewith, Lender may disclose the amount of the Commitment and the purpose thereof.

Section 8.9                                      Execution in Counterparts; Telefacsimile Execution.  This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8.10                                Retention of Borrower’s Records.  Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to Lender by Borrower or in connection with the Loan Documents for more than twelve months after receipt by Lender; provided, however, that Borrower shall not have any obligation to provide Lender with duplicate records and documents after the same have been destroyed by Lender.

Section 8.11                                Binding Effect; Assignment; Complete Agreement; Exchanging Information.  The Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights thereunder or any interest therein without Lender’s prior written consent.  Lender shall not assign any of its rights and obligations arising under this Agreement without the prior written consent of Borrower, which consent shall not be unreasonably withheld or delayed; provided, however, notwithstanding the foregoing, Borrower’s consent to any such assignment shall not be required (i) if a Default Period has occurred and is continuing, (ii) if Lender assigns this Agreement in connection with any sale or all or any portion of its loan portfolio, or (iii) if Lender assigns this Agreement to any Affiliate of Lender.  To the extent permitted by law, Borrower waives and will not assert against any assignee any claims, defenses or set-offs which

Borrower could assert against Lender. This Agreement shall also bind all Persons who become a party to this Agreement as Borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. Without limiting Lender’s right to share information regarding Borrower and its Affiliates with Lender’s participants, accountants, lawyers and other advisors, Lender, Wells Fargo & Company, and all direct and indirect subsidiaries of Wells Fargo & Company, may exchange any and all information they may have in their possession regarding Borrower and its Affiliates, and Borrower waives any right of confidentiality it may have with respect to such exchange of such information.

Section 8.12                                Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.13                                Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower or any Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

Section 8.14                                Headings.  Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.15                                Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of California. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the County of Los Angeles, State of California in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient, (iii) agree that any litigation initiated by Lender or Borrower in connection with this Agreement or the other Loan Documents may be venued in either the State or Federal courts located in Los Angeles County, State of California; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

ARTICLE IX

JOINT AND SEVERAL LIABILITY

Section 9.1                                      Joint and Several Liability. Borrower agrees that it is jointly and severally, directly and primarily liable to Lender for payment, performance and satisfaction in full of the Apio Obligations and that such liability is independent of the duties, obligations, and liabilities of Apio.  Lender may bring a separate action or actions on each, any, or all of the Obligations against any Borrower, whether action is brought against Apio or whether Apio is joined in such action.  In the event that Apio fails to make any payment of any Apio Obligation on or before the due date thereof, Borrower immediately shall cause such payment to be made or each of such obligations to be made or each of such Apio Obligations to be performed, kept, observed, or fulfilled.

Section 9.2                                      Primary Obligation; Waiver of Marshalling. The Apio Loan Documents are a primary and original obligation of Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Apio Loan Documents.  Borrower agrees that its liability under the Apio Loan Documents shall be immediate and shall not be contingent upon the exercise or enforcement by Lender of whatever remedies they may have against Apio, or the enforcement of any lien or realization upon any security Lender may at any time possess. Borrower consents and agrees that Lender shall be under no obligation to marshal any assets of Apio against or in payment of any or all of the Apio Obligations.

Section 9.3                                      Financial Condition of Apio. Borrower acknowledges that it is presently informed as to the financial condition of Apio and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Apio Obligations. Borrower hereby covenants that it will continue to keep informed as to the financial condition of Apio, the status of Apio and of all circumstances which bear upon the risk of nonpayment.  Absent a written request from Borrower to Lender for information, Borrower hereby waives any and all rights it may have to require Lender to disclose to Borrower any information which Lender may now or hereafter acquire concerning the condition or circumstances of Apio.

Section 9.4                                      Continuing Liability.  The liability of Borrower hereunder includes Apio Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Apio Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Apio Obligations after prior Apio Obligations have been satisfied in whole or in part.  To the maximum extent permitted by law, Borrower hereby waives any right to revoke its liability under this Agreement and the Apio Loan Documents as to future indebtedness, and in connection therewith, Borrower hereby waives any rights it may have under Section 2815 of the California Civil Code.

Section 9.5                                      Additional Waivers. Borrower absolutely, unconditionally, knowingly, and expressly waives:

(a)                                  (1) notice of acceptance hereof; (2) notice of any loans or other financial accommodations made or extended under the Apio Loan Documents are a party or the creation or existence of any Apio Obligations; (3) notice of the amount of the Apio Obligations, subject, however, to Borrower’s right to make inquiry of Lender to ascertain the amount of the Apio Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of Apio or of any other fact that might increase Borrower’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Apio Loan Documents; (6) notice of any Default or Event of Default under the Apio Loan Documents; and (7) all other notices (except if such notice is specifically required to be given to Borrower hereunder or under the Apio Loan Documents) and demands to which Borrower might otherwise be entitled.

(b)                                 its right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require Lender to institute suit against, or to exhaust any rights and remedies which Lender has or may have against, Apio or any third party, or against any collateral for the Apio Obligations provided by Apio, or any third party. Borrower further waives any defense arising by reason of any disability or other defense (other than the defense that the Apio Obligations shall have been fully and finally performed and indefeasibly paid) of Apio or by reason of the cessation from any cause whatsoever of the liability of Apio in respect thereof.

(c)                                  (1) any rights to assert against Lender any defense (legal and equitable), set-off, counterclaim, or claim which Borrower may now or at any time hereafter have against Apio or any other party liable to Lender; (2) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Apio Obligations or any security therefor; (3) any defense Borrower has to performance hereunder, and any right Borrower has to be exonerated provided by Sections 2819, 2822, or 2825 of the California Civil Code, or otherwise, arising by reason of:  the impairment or suspension of Lender’s rights or remedies against Apio; the alteration by Lender of the Apio Obligations; any discharge of Apio’s obligations to Lender by operation of law as a result of Lender’s intervention or omission; or the acceptance by Lender of anything in partial satisfaction of the Apio Obligations; and (4) the benefit of any statute of limitations affecting Borrower’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Apio Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to Borrower’s liability hereunder.

(d)                                 Borrower absolutely, unconditionally, knowingly, and expressly waives any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by Lender including any defense based upon an election of remedies by Lender under the provisions of Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure or any similar law of California or any other jurisdiction; or (ii) any election by

Lender under Section 1111(b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against Apio.  Pursuant to California Civil Code Section 2856(b):

(i)                                     Borrower waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Borrower’s rights of subrogation and reimbursement against Apio by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

(e)                                  Borrower waives all rights and defenses that Borrower may have because the Apio Obligations are secured by real property.  This means, among other things:  (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by Apio; and (2) if Lender forecloses on any real property collateral pledged by Apio:  (A) the amount of the Apio Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) Lender may collect from Borrower even if Lender, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from Apio.  This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because the Apio Obligations are secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(f)                                    Borrower hereby absolutely, unconditionally, knowingly, and expressly waives:  (i) any right of subrogation Borrower has or may have as against Apio with respect to the Apio Obligations; (ii) any right to proceed against Apio or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which Borrower may now have or hereafter have as against Apio with respect to the Apio Obligations; and (iii) any right to proceed or seek recourse against or with respect to any property or asset of Apio.

(g)                                 WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, BORROWER HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d, AND 726, CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, AND 3605, AND CHAPTER 2 OF TITLE 14 OF PART 4 OF DIVISION 3 OF THE CALIFORNIA CIVIL CODE.

Section 9.6                                      Settlement or Releases. Borrower consents and agrees that without notice to or by Borrower, and without affecting or impairing the liability of Borrower hereunder, Lender may, by action or inaction:

(a)                                  compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Apio Loan Documents, or any part thereof, with respect to the Apio or any Guarantor;

(b)                                 release the Apio or any Guarantor or grant other indulgences to Apio or any Guarantor in respect thereof;

(c)                                  amend or modify in any manner and at any time (or from time to time) any of the Apio Loan Documents; or

(d)                                 release or substitute any Guarantor, if any, of the Apio Obligations, or enforce, exchange, release, or waive any security for the Apio Obligations or any other guaranty of the Apio Obligations, or any portion thereof.

Section 9.7                                      No Election.  Lender shall have the right to seek recourse against Borrower to the fullest extent provided for herein, and no election by Lender to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Lender’s right to proceed in any other form of action or proceeding or against other parties unless Lender has expressly waived such right in writing.  Specifically, but without limiting the generality of the foregoing, no action or proceeding by Lender under the Apio Loan Documents shall serve to diminish the liability of Borrower under the Apio Loan Documents except to the extent that Lender finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

Section 9.8                                      Indefeasible Payment.  The Apio Obligations shall not be considered indefeasibly paid unless and until all payments to Lender are no longer subject to any right on the part of any Person, including Apio, Apio as a debtor in possession, or any trustee (whether appointed pursuant to the Bankruptcy Code, or otherwise) of any of Apio’s Assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential.  Upon such full and final performance and indefeasible payment of the Apio Obligations, Lender shall have no obligation whatsoever to transfer or assign its interest in this Agreement and the Apio Loan Documents to Borrower.  In the event that, for any reason, any portion of such payments to Lender is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made, and Borrower shall be liable for the full amount Lender is required to repay plus any and all costs and expenses (including attorneys’ fees and attorneys’ fees incurred in proceedings brought under the Bankruptcy Code) paid by Lender in connection therewith.

Section 9.9                                      Single Loan Account.  At the request of Borrower to facilitate and expedite the administration and accounting processes and procedures of the Advances and the

Apio Loans, Lender has agreed, in lieu of maintaining separate loan accounts on Lender’s books in the name of Borrower and Apio, that Lender may maintain a single loan account under the name of all of both Borrower and Apio (the “Loan Account”).  All Advances and Apio Loans shall be made jointly and severally to Borrower and Apio and shall be charged to the Loan Account, together with all interest and other charges as permitted under and pursuant to this Agreement and the Apio Loan Agreement.  The Loan Account shall be credited with all repayments of Obligations and Apio Obligations received by Lender, on behalf of Borrower and Apio, from Borrower and Apio pursuant to the terms of this Agreement and the Apio Loan Agreement.

Section 9.10                                Apportionment of Proceeds of Loans. Borrower expressly agrees and acknowledges that Lender shall have no responsibility to inquire into the correctness of the apportionment or allocation of or any disposition by either Borrower or Apio of (a) the Advances or the Apio Loans, or (b) any of the expenses and other items charged to the Loan Account pursuant to this Agreement and the Apio Loan Agreement.  The Advances and the Apio Loans and all such expenses and other items shall be made for the collective, joint, and several account of Borrower and Apio and shall be charged to the Loan Account.

Section 9.11                                Lender Held Harmless. Borrower agrees and acknowledges that the administration of this Agreement and the Apio Loan Agreement on a combined basis, as set forth herein, is being done as an accommodation to Borrower and Apio, and at their request, and that Lender shall incur no liability to Borrower or Apio as a result thereof.  To induce Lender to do so, and in consideration thereof, Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all liability, expense, loss, damage, claim of damage, or injury, made against Lender by Borrower or by any other person or entity, arising from or incurred by reason of such administration of this Agreement and the Apio Loan Agreement.

Section 9.12                                Borrower and Apio’s Integrated Operations. Borrower represents and warrants to Lender that the collective administration of the Advances and the Apio Loans is being undertaken by Lender pursuant to this Agreement because Borrower and Apio are integrated in their operation and administration and require financing on a basis permitting the availability of credit from time to time to each of them. Borrower will derive benefit, directly and indirectly, from such collective administration and credit availability because the successful operation of Borrower is enhanced by the continued successful performance of the integrated group.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Cal Ex Trading Company	CAL EX TRADING COMPANY
4575 West Main Street
Guadalupe, CA 93434
Telecopier: (805) 249-6257	By:
Attention: Kathleen Morgan		Gregory S. Skinner
e-mail: kmorgan@apioinc.com		Chief Financial Officer

Wells Fargo Business Credit, Inc.	WELLS FARGO BUSINESS CREDIT, INC.
245 S. Los Robles Avenue, Suite 700
Pasadena, California 91101
Telecopier: (626) 844-9063	By:
Attention: Harry L. Joe		Harry L. Joe
e-mail: joeharry@wellsfargo.com		Assistant Vice President

Credit and Security Agreement

S-1

Table of Exhibits and Schedules

Exhibit A	Form of Revolving Note

Exhibit B	Form of Ex-Im Borrowing Base Certificate

Exhibit C	Compliance Certificate

Exhibit D	Premises

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 5.2	Capitalization and Organizational Chart

Schedule 5.5	Subsidiaries

Schedule 5.11	Intellectual Property Disclosures

Schedule 6.3	Permitted Liens

Schedule 6.4	Permitted Indebtedness and Guaranties

Exhibit A to Credit and Security Agreement

REVOLVING NOTE

$8,000,000	Menlo Park, California August 20, 2003

For value received, the undersigned, CAL EX TRADING COMPANY, a Delaware corporation (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Eight Million Dollars ($8,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances made by Lender to Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (the “Credit Agreement”) by and between Lender and Borrower.  The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

CAL EX TRADING COMPANY

By
Its Chief Financial Officer

Exhibit B to Credit and Security Agreement

Ex-Im Borrowing Base Certificate

1                                         BORROWING BASE CERTIFICATE FOR EX-IM BANK GUARANTEED LINE

CAL EX TRADING COMPANY

To:           Harry Joe, Wells Fargo Business Credit
Tel:  626.685.9944   Fax:  626.844.9063

To:           Brad Young, Wells Fargo HSBC Trade Bank, San Francisco
Tel:  415.396.6166   Fax: 415.541.0299  youngbk@wellsfargo.com

As of Date (“Reporting Date”):

Borrower: Cal Ex Trading Company

In accordance with our Credit and Security Agreement dated as of August 20, 2003 (the “Credit Agreement”), set forth below is the calculation of the Borrowing Base and Availability as of the date shown above (the “Reporting Date”).  All terms used in this certificate have the meanings given to them in the Credit Agreement.  Unless otherwise indicated, all amounts are as of the Reporting Date.

A. Eligible Export Related Accounts Receivable	Amount

A. Beginning Gross Export A/R from prior month.
a. Add Export Sales
b. Less Export Payments received
c. Less Credit memos or other adjustments
Total (Control Balance – a. + b. + c.)	$0
G/L Balance
A/R Aging Balance
1. Export A/R Beginning Balance (Use lower of Control, G/L or A/R Aging balance). Export A/R are net of any and all rights of offset or counterclaim, including cash-in-advance deposits.
2. Ineligible Export-Related Accounts Receivable
(i) that does not arise from the sale of Items in the ordinary course of the Borrower’s business;
(ii) that is not subject to a valid, perfected first priority Lien in favor of the Lender or which are subject to any lien, security interest or claim in favor of any Person other than the Lender;
(iii) as to which any covenant, representation or warranty contained in the Loan Documents with respect to such Account Receivable has been breached;
(iv) that is not owned by the Borrower or is subject to any right, claim or interest of another Person other than the Liens in favor of the Lender;
(v) with respect to which an invoice has not been sent;
(vi) that arises from the sale of defense articles or defense services;

(vii) that is due and payable from a Buyer located in a country with which Ex-Im Bank is prohibited from doing business as designated in the Country Limitation Schedule (“CLS”) which can be found on Ex-Im’s website at www.exim.gov under “Apply”.  Those countries with an “X” for financing under one year are ineligible

(viii) that does not comply with the requirements of the Country Limitation Schedule (“CLS”). Some countries which are open for short-term Ex-Im support have restrictions outlined in the footnotes which may make these receivables and corresponding inventory ineligible.

(ix) that is due and payable more than one hundred twenty (120) days from the earlier of the date of the invoice or the shipment date;

(x) that is not paid within sixty (60) calendar days from its original due date, unless it is insured through Ex-Im Bank export credit insurance for comprehensive commercial and political risk, or through Ex-Im Bank approved private insurers for comparable coverage, in which case it is not paid within ninety (90) calendar days from its due date;

(xi) that account where the amount owed past the original due date exceeds 25% of the total amount owed, then the entire account is ineligible;
(xii) that portion of an account that exceeds 15% of total export-related accounts receivable;

(xiii) that arises from a sale of goods to or performance of services for an employee of the Borrower, a stockholder of the Borrower, a subsidiary of the Borrower, a Person with a controlling interest in the Borrower or a Person which shares common controlling ownership with the Borrower;

(xiv) that is backed by a letter of credit unless the Items covered by the subject letter of credit have been shipped
(xv) that the Lender or Ex-Im Bank, in its reasonable judgment, deems uncollectible for any reason;
(xvi) that is due and payable in a currency other than Dollars, except as may be approved in writing by Ex-Im Bank;
(xvii) that is due and payable from a military Buyer, except as may be approved in writing by Ex-Im Bank;

1

(xviii) that does not comply with the terms of sale set forth in Section 7 of the Loan Authorization Agreement;

(xix) that is due and payable from a Buyer who (A) applies for, suffers, or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or calls a meeting of its creditors, (B) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (C) makes a general assignment for the benefit of creditors, (D) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (E) is adjudicated as bankrupt or insolvent, (F) files a petition seeking to take advantage of any other law providing for the relief of debtors, (G) acquiesces to, or fails to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (H) takes any action for the purpose of effecting any of the foregoing;

(xx) that arises from a bill and hold, guaranteed sale, sale and return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(xxi) for which the Items giving rise to such Account Receivable have not been shipped or the services giving rise to such Account Receivable have not been performed by the Borrower or the Account Receivable otherwise does not represent a final sale;

(xxii) that is subject to any offset, deduction, defense, dispute, or counterclaim or the Buyer is also a creditor or supplier of the Borrower or the Account Receivable is contingent in any respect or for any reason;

(xxiii) for which the Borrower has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(xxiv) for which any of the Items giving rise to such Account Receivable have been returned, rejected or repossessed;
(xxv) to the extent it includes any finance charges, service charges, taxes, discounts, credits, allowances and Retainages;
(xxvi) that arise from the sale of Items containing less than fifty percent (50%) US Content;
(xxvii) that arise from the sale of Items containing any Foreign Content not incorporated into such Items in the US;

(xxviii) that arise from the sale of any Items to be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities; or

(xxix) that are otherwise deemed ineligible for any reason by the Lender or Ex-Im Bank in its discretion.
2. (xxx.) Total A/R ineligibles
3. Total Eligible Export-Related Accounts Receivable (line 1 less line 2.xxx)
B. Borrowing Base
4. Borrowing Base:
(a) 85% of Eligible Export-Related Accounts Receivable (from line 3)
C. Availability
5. Outstanding Principal Balance of the Advances
6. Availability Under Borrowing Base (Line 4.a - Line 5)
7. Maximum Line Amount
8. Maximum Line Amount less Advances (Line 7 - Line 5)
9. The lesser of Line 6 or Line 8: Remaining Availability
10. Less Dilution Reserve if applicable
11. Less Grower Reserve if applicable
12. Total Reserves (sum of lines 10+11)
13. Final Remaining Availability (Line 9 less Line 12)

The Borrower represents and warrants that this Borrowing Base Certificate is a true and correct statement regarding the status of the matters set forth herein. The Borrower further represents and warrants that no Default or Event of Default has occurred and is continuing, and that the Eligible Export-Related Accounts Receivable have been generated from the sale of Items which have been exported. The Borrower acknowledges that any Advances made to the Borrower under the Credit Agreement will be based upon the Lender’s reliance on the information contained herein.

Borrower: Cal Ex Trading Company

Signed by:	Date Signed & Submitted:
Title of Signer:

Note:  Ex-Im Bank prohibits or restricts its support of short-term transactions for various countries shown in its Country Limitation Schedule (“CLS”).  The most current CLS can be viewed on Ex-Im Bank’s website at www.exim.gov under “Apply”.  Please note that U.S. Territories such as Puerto Rico cannot be included as part of Export-Related Accounts Receivables.

2

Exhibit C to Credit and Security Agreement

Compliance Certificate

To:	Harry L. Joe
Wells Fargo Business Credit, Inc.

Date:	, 200

Subject:	Apio, Inc., Cal Ex Trading Company and Apio Cooling

Financial Statements

In accordance with our Credit and Security Agreement, dated as of August 20, 2003 (the “Credit Agreement”), attached are the financial statements of Apio, Inc., Cal Ex Trading Company and Apio Cooling (collectively, the “Companies”) as of and for                            , 20     (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Companies’ financial condition as of the date thereof.

Events of Default. (Check one):

☐                                    The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement except as previously reported in writing to Lender.

☐                                    The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement not previously reported in writing to Lender and attached hereto is a statement of the facts with respect to thereto. Borrower acknowledge that pursuant to Section 2.12(d) of the Credit Agreement, Lender may impose the Default Rate at any time during the resulting Default Period.

Financial Covenants. I further hereby certify as follows:

1.                                       Minimum Debt Service Coverage Ratio.  Pursuant to Section 6.2(a) of the Credit Agreement, as of the Reporting Date, the Companies’ Debt Service Coverage Ratio was       to 1.00 which ☐ satisfies ☐ does not satisfy the requirement that such ratio be no less than       to 1.00 on the Reporting Date as set forth in table below:

3

Period	Minimum Debt Service Coverage Ratio
6 months ending 11/03	1.10 to 1.00
9 months ending 2/04	1.20 to 1.00
12 months ending 5/04 and every fiscal quarter-end thereafter on a trailing 12 month basis	1.20 to 1.00

2.                                       Minimum Book Net Worth.  Pursuant to Section 6.2(b) of the Credit Agreement, as of the Reporting Date, the Companies’ Book Net Worth was $               which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than $                   on the Reporting Date as set forth in table below:

Fiscal Month Ending	Minimum Book Net Worth
July 2003	$19,577,000
August 2003	$19,577,000
September 2003	$19,577,000
October 2003	$19,577,000
November 2003	$20,250,000
December 2003	$20,250,000
January 2004	$20,250,000
February 2004	$20,600,000
March 2004	$20,600,000
April 2004	$20,600,000
May 2004 and each fiscal month end thereafter	$21,100,000

3.                                       Minimum Net Income.  Pursuant to Section 6.2(c) of the Credit Agreement, the Companies’ consolidated Net Income for the            period ending on the Reporting Date, was $                , which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than $                      during such period as set forth in table below:

Fiscal Year to Date Period Ending	Minimum Net Income
November 2003	$650,000
February 2004	$1,000,000
May 2004	$1,500,000

4

4.                                       Capital Expenditures. Pursuant to Section 6.2(d) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, the Companies have expended during the             year ended May 2004, for Capital Expenditures, $                            in the aggregate, which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $4,500,000 in the aggregate during such year.

5.                                       Salaries. As of the Reporting Date, the Companies ☐ are ☐ are not in compliance with Section 6.8 of the Credit Agreement concerning salaries.

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

CAL EX TRADING COMPANY

By
Its Chief Financial Officer

5

Exhibit D to Credit and Security Agreement

Premises

The Premises referred to in the Credit and Security Agreement are legally described as follows:

4575 West Main Street

Guadalupe, CA 93434

Schedule 5.1 to Credit and Security Agreement

Trade Names, Chief Executive Office, Principal Place of Business,
and Locations of Collateral

Trade Names

Cal Ex Trading Company

Chief Executive Office/Principal Place of Business

4575 West Main Street
Guadalupe, CA 93434

Other Locations of Books and Records:

290 Station Way, Ste. B
Arroyo Grande, CA  93420

Other Inventory and Equipment Locations

Apio Cooling, L.P.
4595 West Main Street
Guadalupe, CA 93434

Schedule 5.2 to Credit and Security Agreement

Capitalization and Organizational Chart

Holder	Type of Rights/Stock	No. of shares (after Exercise of all rights to acquire shares)	Percent interest on a fully diluted basis

Apio, Inc.	Common	1000	100.0%

Subsidiaries

NONE

Organizational Chart

Schedule 5.5 to Credit and Security Agreement

Subsidiaries

NONE

Schedule 5.11 to Credit and Security Agreement

Intellectual Property Disclosures

Property	Type	Ownership	Registration #	Registration Date

NONE

Schedule 6.3 to Credit and Security Agreement

Permitted Liens

Creditor	Collateral	Jurisdiction	Filing Date	Serial No.

NONE

Schedule 6.4 to Credit and Security Agreement

Permitted Indebtedness and Guaranties

Indebtedness

Creditor	Principal Amount	Maturity Date	Monthly Payment	Collateral

NONE

Guaranties

Amount and Description of
Primary Obligor	Obligation Guaranteed	Beneficiary of Guaranty

NONE